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                                                                                                                  EXHIBIT 11.1


                                                    SNYDER OIL CORPORATION

                                              COMPUTATION OF PER SHARE EARNINGS
                                                         (Unaudited)



                                                                                                                   Nine Months
                                                                                 Year Ended December 31,       Ended September 30,
                                                                          ----------------------------------   -------------------
                                                                            1994         1995        1996             1997
                                                                          ---------    ---------   ---------        ---------
                                                                                   (In thousands, except share data)

Net income (loss)                                                          $12,372     ($39,831)    $62,950          $26,703
Dividends on preferred stock                                               (10,806)      (6,210)     (6,210)          (4,648)
                                                                           -------     --------     -------          -------

        Net income (loss) available to common                              $ 1,566     ($46,041)    $56,740          $22,055
                                                                           =======     ========     =======          =======


Weighted average shares outstanding                                         23,704       30,186      31,308           30,121
Assumed exercise of vested common stock options
     net of treasury shares repurchased                                        290          138         179              443
Assumed conversion of 6% preferred stock                                     4,881        4,881       5,052            5,052
                                                                           -------      -------     -------          -------

        Weighted average common stock and equivalents outstanding           28,875       35,205      36,539           35,616
                                                                           =======      =======     =======          =======



Primary net income (loss) per common share:

Net income (loss)                                                            $0.52       ($1.32)      $2.01            $0.88
Dividends on preferred stock                                                 (0.45)       (0.21)      (0.20)           (0.15)
                                                                           -------      -------     -------          -------

Net income (loss) available to common                                        $0.07       ($1.53)      $1.81            $0.73
                                                                           =======      =======     =======          =======



Fully diluted net income (loss) per common share:

Net income (loss)                                                            $0.43       ($1.13)      $1.72            $0.75
Dividends on preferred stock                                                  0.00         0.00        0.00             0.00
                                                                           -------      -------     -------          -------

Net income (loss) available to common                                        $0.43       ($1.13)      $1.72            $0.75
                                                                           =======      =======     =======          =======
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